                                                                     EXHIBIT 2.1

                                MERGER AGREEMENT

                                      AMONG

                             BLUE RHINO CORPORATION,

                           PLATINUM ACQUISITION, LLC,

                                       AND

                            PLATINUM PROPANE, L.L.C.


                                November 22, 2002

                                TABLE OF CONTENTS

ARTICLE I          THE MERGER...............................................................     1
   1.1    Merger............................................................................     1
   1.2    Required Approval; Filing.........................................................     1
   1.3    Effective Time....................................................................     2
   1.4    Closing...........................................................................     2
   1.5    Effect of Merger..................................................................     2
   1.6    Further Assurances................................................................     2
   1.7    Merger Consideration..............................................................     2
   1.8    Working Capital Adjustment........................................................     3
   1.9    Transfer of Financial Results of Operations.......................................     4

ARTICLE II         REPRESENTATIONS AND WARRANTIES OF PLATINUM...............................     4
   2.1    Organization and Good Standing; Governing Documents...............................     4
   2.2    Authority.........................................................................     4
   2.3    No Conflict or Breach.............................................................     5
   2.4    Consents and Approvals............................................................     5
   2.5    Capitalization....................................................................     5
   2.6    Subsidiaries; Investments.........................................................     5
   2.7    Platinum Subs.....................................................................     6
   2.8    Minute Books......................................................................     7
   2.9    Financial Statements..............................................................     7
   2.10   Books and Records.................................................................     7
   2.11   Title to Assets; Liens............................................................     7
   2.12   Real Property.....................................................................     8
   2.13   Tangible Personal Property........................................................     9
   2.14   Inventories.......................................................................     9
   2.15   Contracts.........................................................................     9
   2.16   Receivables.......................................................................    10
   2.17   Intellectual Property.............................................................    10
   2.18   Major Suppliers and Customers.....................................................    10
   2.19   Litigation........................................................................    11
   2.20   Compliance with Decrees and Laws..................................................    11
   2.21   Permits...........................................................................    11
   2.22   Taxes.............................................................................    11
   2.23   Environmental Matters.............................................................    12
   2.24   Insurance.........................................................................    13
   2.25   Labor and Employment Matters......................................................    13
   2.26   Employees; Compensation; Benefit Plans............................................    13
   2.27   Absence of Certain Changes........................................................    14
   2.28   Product Warranties................................................................    15
   2.29   Product Liability.................................................................    15
   2.30   Related Party Transactions........................................................    16

   2.31   Brokers...........................................................................    16
   2.32   Bank Accounts.....................................................................    16
   2.33   Acknowledgement of Class B Unit Acquisition.......................................    16
   2.34   Representations of Platinum Holding Regarding the Stock Consideration.............    16
   2.35   Disclosure........................................................................    18

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF BLUE RHINO AND ACQUISITION SUB.........    18
   3.1    Capital Structure of Blue Rhino...................................................    18
   3.2    Organization, Standing and Authority of Blue Rhino................................    18
   3.3    Organization, Standing and Authority of Acquisition Sub...........................    18
   3.4    Authorized and Effective Agreement................................................    18
   3.5    Governmental Approvals............................................................    19
   3.6    Brokers...........................................................................    19

ARTICLE IV         COVENANTS OF PLATINUM AND PLATINUM HOLDING...............................    19
   4.1    Access and Information............................................................    19

ARTICLE V          MUTUAL COVENANTS.........................................................    20
   5.1    Best Efforts......................................................................    20
   5.2    Confidentiality...................................................................    20

ARTICLE VI         CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BLUE RHINO AND ACQUISITION SUB    21
   6.1    Representations and Warranties....................................................    21
   6.2    Compliance with Covenants.........................................................    21
   6.3    Absence of Litigation.............................................................    21
   6.4    Absence of Change.................................................................    21
   6.5    Consents and Approvals............................................................    21
   6.6    Removal of Liens..................................................................    21
   6.7    Purchase of Class B Units.........................................................    21
   6.8    Legal Opinion.....................................................................    22
   6.9    No Claim Regarding Interests......................................................    22

ARTICLE VII        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PLATINUM......................    22
   7.1    Representations and Warranties....................................................    22
   7.2    Compliance with Covenants.........................................................    22
   7.3    Absence of Litigation.............................................................    22

ARTICLE VIII       CLOSING DELIVERIES.......................................................    22
   8.1    Deliveries by Platinum............................................................    22
   8.2    Deliveries by Blue Rhino..........................................................    23

ARTICLE IX         INDEMNIFICATION..........................................................    23

   9.1    Indemnification by Platinum and the Members.......................................    23
   9.2    Indemnification by Blue Rhino.....................................................    24
   9.3    Indemnification by Blue Rhino Regarding Acquisition Sub...........................    25
   9.4    Notice of Claim...................................................................    25
   9.5    Defense...........................................................................    25
   9.6    Other Remedies....................................................................    25

ARTICLE X          TERMINATION..............................................................    25
   10.1   Termination.......................................................................    25
   10.2   Effect on Obligations.............................................................    26

ARTICLE XI         MISCELLANEOUS............................................................    26
   11.1   Survival of Representations.......................................................    26
   11.2   Expenses..........................................................................    27
   11.3   Publicity.........................................................................    27
   11.4   Best Efforts......................................................................    27
   11.5   Notices...........................................................................    27
   11.6   Counterparts......................................................................    28
   11.7   Assignment........................................................................    28
   11.8   Third Party Beneficiaries.........................................................    28
   11.9   Headings..........................................................................    28
   11.10  Recitals..........................................................................    28
   11.11  Amendments........................................................................    28
   11.12  Specific Performance..............................................................    28
   11.13  Governing Law.....................................................................    29
   11.14  Jurisdiction......................................................................    29
   11.15  Remedies..........................................................................    29
   11.16  Severability......................................................................    29
   11.17  Entire Agreement..................................................................    29
   11.18  Construction......................................................................    29
   11.19  Time of Essence...................................................................    29
   11.20  Waiver............................................................................    30

LISTS OF EXHIBITS AND SCHEDULES

Exhibits:

[OMITTED--EXHIBITS WILL BE FURNISHED SUPPLEMENTARILY TO THE COMMISSION UPON REQUEST]

A     Form of Certificate of Merger

B     Form of Class B Unit Purchase Agreement

C     Form of Legal Opinion of Platinum's Counsel

Schedules:

1.7   List of redeemed Class B Unit holders and payoff amount

2.1   Jurisdictions of Platinum and Platinum Subs

2.4   Consents and Approvals

2.11  Liens

2.12  Leased Real Property

2.15  Contracts

2.17  Intellectual Property

2.18  Major Suppliers

2.21  Permits

2.24  Insurance

2.27  Changes Since Most Recent Financial Statement

2.32  Bank Accounts

                                MERGER AGREEMENT

      THIS MERGER AGREEMENT (this "AGREEMENT"), dated as of November 22, 2002, is by and among PLATINUM PROPANE, L.L.C., a Delaware limited liability company ("PLATINUM"), PLATINUM PROPANE HOLDING, L.L.C. ("PLATINUM HOLDING"), a Delaware limited liability company member of Platinum, PLATINUM ACQUISITION, LLC, a Delaware limited liability company ("ACQUISITION SUB"), and BLUE RHINO CORPORATION, a Delaware corporation ("BLUE RHINO").

                                R E C I T A L S:

      The parties desire that Acquisition Sub shall be merged into Platinum (said transaction being hereinafter referred to as the "MERGER"), and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

      NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

      1.1 Merger. Platinum and Acquisition Sub are constituent entities (the "CONSTITUENT ENTITIES") to the Merger as contemplated by the Delaware Limited Liability Company Act (the "ACT"). At the Effective Time:

            (a) Acquisition Sub shall be merged into Platinum in accordance with the applicable provisions of the Act, with Platinum being the surviving entity (hereinafter sometimes referred to as the "SURVIVING ENTITY").

            (b) The separate existence of Acquisition Sub shall cease and the Merger shall in all respects have the effects provided in Section 1.5.

            (c) The Manager of Platinum as of the Effective Time shall be Blue Rhino until its successor is elected in accordance with the Surviving Entity's Limited Liability Company Agreement dated August 1, 1998, as may be amended from time to time (the "PLATINUM OPERATING AGREEMENT").

      1.2 Required Approval; Filing. The Merger shall not become effective unless this Agreement is duly approved: (i) by Platinum in accordance with the Platinum Operating Agreement (A) by the holders of record of greater than fifty percent (50%) of the outstanding units of Platinum ("UNITS"), as defined in the Platinum Operating Agreement, or (B) by the Manager of Platinum with approval of the Board of Directors of Platinum Holding; and (ii) by the sole member of Acquisition Sub. Upon fulfillment or waiver of the conditions specified in
ARTICLE VII, the Surviving Entity will cause a Certificate of Merger substantially in the form of Exhibit A hereto to be executed and filed with the Secretary of State of Delaware, as provided in Section 18-209(c) of the Act.

      1.3 Effective Time. The Merger shall be effective on the day and hour specified in the Certificate of Merger filed as provided in Section 1.2 (the "EFFECTIVE TIME").

      1.4 Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, One West Fourth Street, Winston-Salem, North Carolina, at 10:00 a.m. on the date hereof (the "CLOSING DATE").

      1.5 Effect of Merger. From and after the Effective Time, the separate existence of Acquisition Sub shall cease, and the Surviving Entity shall thereupon and thereafter, to the extent consistent with its governing documents, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Entities; and all property, real, personal and mixed, and all debts due on whatever account, and all other chose in action, and each and every other interest of or belonging to or due to each of the Constituent Entities shall be taken and deemed to be transferred to and vested in the Surviving Entity without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Entities shall not revert or be in any way impaired by reason of the Merger. The Surviving Entity shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Entities; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Entities may be prosecuted as if the Merger had not taken place, or the Surviving Entity may be substituted in its place; and any judgment rendered against either of the Constituent Entities may be enforced against the Surviving Entity. Neither the rights of creditors nor any liens upon the property of either of the Constituent Entities shall be impaired by reason of the Merger.

      1.6 Further Assurances. If, at any time after the Effective Time, the Surviving Entity shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Entity, the title to any property or rights of the Constituent Entities acquired or to be acquired by reason of, or as a result of, the Merger, each of the Constituent Entities agrees that it and its proper officers, directors and managers shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Entity and otherwise to carry out the purpose of this Agreement, and that the proper officers, directors and managers of the Surviving Entity are fully authorized and directed in the name of the Constituent Entities or otherwise to take any and all such actions.

      1.7 Merger Consideration.

            (a) At the Effective Time, by virtue of the Merger and without any action on the part of Platinum or Platinum Holding, the sole member of Platinum (the "MEMBER"), the Units (as defined in the Platinum Operating Agreement), in the aggregate, shall be converted into, and shall represent the right to receive:

                  (i) Subject to the Working Capital Adjustment set forth in
            Section 1.8 below, 715,091 shares of Blue Rhino's common stock, par value $0.001 per share, equal to $11,026,702 divided by the average of the closing prices of the Common Stock on the Nasdaq National Market over the thirty (30) trading days ending November 1, 2002, such average closing price being $15.42, as reported in The Wall Street Journal - Eastern Edition listing for each such day (the "STOCK CONSIDERATION"); and

                  (ii) Cash (the "CASH CONSIDERATION" and, together with the
            Stock Consideration, the "MERGER CONSIDERATION") in an amount as follows:

                        (A) An amount sufficient to satisfy in full Platinum's
                  credit line with Southern Community Bank and all outstanding debt to officers of Platinum as of the Closing Date, such amount estimated to be approximately $3,200,000. The Cash Consideration shall be paid by Blue Rhino directly to Southern Community Bank and the officer-creditors for Platinum's account.

                        (B) The sum of $200,000 which shall be used to satisfy
                  the payment obligation to each Class B Unit holder of Platinum and each Platinum Sub (as defined in Section 2.6) as consideration for Platinum's acquisition of such Class B Units as contemplated by Section 6.7 hereof. The amount each such obligation and name of the payee is shown on Schedule 1.7.

            (b) Upon Closing, Blue Rhino shall deliver the Stock Consideration to Platinum Holding.

            (c) At the Effective Time, each one percent (1%) membership interest of Acquisition Sub shall be converted into one (1) Class A Unit of Platinum.

      1.8 Working Capital Adjustment.

      (a) The Stock Consideration shall be subject to downward adjustment, dollar for dollar, to the extent Platinum's Aggregate Negative Working Capital (as defined below) is greater than $4,575,000 (the "Working Capital Adjustment"). For purposes of this Agreement, Aggregate Negative Working Capital shall be equal to the amount by which aggregate current liabilities exceed aggregate current assets for Platinum and the Platinum Subs (as defined in Section 2.6) considered as a group, and all as determined as of the Closing Date in accordance with generally accepted accounting principles, consistently applied.

            (b) Blue Rhino shall cause its determination of the Aggregate Negative Working Capital to be reviewed by The Daniel Professional Group, Inc. (the "Accountants"), and shall deliver to Platinum a copy of such initial determination on the Closing Date and the report of the Accountants regarding its review thereof, together with a certificate of such accounting firm that the current assets and current liabilities used in the calculation of Aggregate Negative Working Capital have been fairly stated in accordance with generally accepted accounting principles, consistently applied.

      1.9 Transfer of Financial Results of Operations. Acquisition Sub, Blue Rhino, Platinum and Platinum Holding agree that, upon Closing, the transfer of all financial results of operations of Platinum and the Platinum Subs contemplated by this Agreement, including the balance sheet of Platinum and each Platinum Sub and the related statements of operations, equity and cash flows, each determined in accordance with Section 2.9(a)(C), shall be deemed to have occurred on November 1, 2002.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF PLATINUM

      Platinum and Platinum Holding, acknowledging that Blue Rhino and Acquisition Sub are executing this Agreement and consummating the Merger in reliance thereon, represents and warrants to Blue Rhino and Acquisition Sub as follows:

      2.1 Organization and Good Standing; Governing Documents. Platinum is a limited liability company duly organized, validly existing and in good standing under the laws of the Delaware. Platinum has the requisite limited liability company power and authority to own, operate and lease its properties and to carry on its business as now conducted. Platinum is duly qualified to do business as a foreign limited liability company and is in good standing in all other jurisdictions in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, and such jurisdictions are listed on Schedule 2.1. True and complete copies of the Certificate of Formation and the Limited Liability Company Agreement of Platinum, including all amendments to such documents, have previously been delivered to Blue Rhino.

      2.2 Authority. Platinum has all requisite power and authority to execute, deliver and perform this Agreement and the Exhibits to this Agreement to which Platinum is a party (together with this Agreement, the "PLATINUM AGREEMENTS") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each of the Platinum Agreements, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all necessary limited liability company action (subject to the approval of the Members). This Agreement has been duly executed and delivered by Platinum and constitutes, and, at Closing, each of the other Platinum Agreements will be duly executed and delivered by Platinum and constitute, a valid and binding obligation of Platinum, enforceable against Platinum in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and subject to the further qualification that the remedy of specific performance or injunctive relief is discretionary with the court before which any proceeding therefor may be brought.

      2.3 No Conflict or Breach. The execution, delivery and performance of the Platinum Agreements do not and will not:

            (a) conflict with or constitute a violation of the Certificate of Formation or Limited Liability Company Agreement of Platinum;

            (b) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to Platinum or its assets;

            (c) conflict with, constitute a default under, result in a breach or acceleration of, or require notice to or the consent of any third party under, any contract, agreement, commitment, lease, mortgage, note, license or other instrument or obligation to which Platinum is party or by which it is bound or by which its assets are affected; or

            (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the assets of Platinum or on the Units.

      2.4 Consents and Approvals. Schedule 2.4 describes (a) each consent, approval, authorization, registration or filing with any federal, state or local judicial or governmental authority or administrative agency; and (b) each consent, approval, authorization of or notice to any other third party, which is required in connection with the valid execution and delivery by Platinum of this Agreement or any of the other Platinum Agreements or the consummation by Platinum of the transactions contemplated hereby or thereby (clauses (a) and (b), collectively, the "REQUIRED CONSENTS").

      2.5 Capitalization. All of the Units are validly issued, fully paid and nonassessable, are free from any lien, pledge or other encumbrance of any kind, and were not issued in violation of any, preemptive rights, and are owned of record and beneficially by Platinum Holding, which is the sole member and manager of Platinum. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, right to subscribe, conversion rights or other agreements or commitments to which Platinum is a party or which are binding upon Platinum providing for the issuance, disposition or acquisition of any Units or membership interests. Except for the Platinum Operating Agreement, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Units or membership interests of Platinum. Except for the Platinum Operating Agreement and the agreements with the Class B Unit holders contemplated by Sections 2.33 and 6.7 hereof, Platinum is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Units or membership interests.

      2.6 Subsidiaries; Investments. Except for its subsidiaries listed in this
Section 2.6 (each a "Platinum Sub" and together, the "Platinum Subs"), Platinum does not own or hold any shares of stock or any other security or interest in any other entity, or any rights to acquire any such security or interest. Except for the Platinum Subs, Platinum has never had any subsidiary entity of which the securities having a majority of the voting power in electing the board of directors (or analogous body) were, at the time as of which any determination was made, owned by Platinum either directly or indirectly. The following are the Platinum Subs:

            (a)   Platinum Propane North Carolina, L.L.C.

            (b)   Platinum Propane Georgia, L.L.C.

            (c)   Platinum Propane of Florida, L.P.

            (d)   Platinum Propane Chicago, L.L.C., and

            (e)   Platinum Propane Los Angeles, L.L.C.

      2.7 Platinum Subs. As of the Closing Date, and after giving effect to the Class B Unit acquisitions contemplated by Section 6.7 below, Platinum is the sole member and manager of each Platinum Sub that is a limited liability company, and the sole general partner and sole limited partner of Platinum Propane of Florida, L.P. Each of the Platinum Subs is a limited liability company or limited partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the Delaware. Each Platinum Sub has the requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted. Each Platinum Sub is duly qualified to do business as a foreign entity and is in good standing in all jurisdictions in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. True and complete copies of the Certificates of Formation and the Limited Liability Company Agreement of each Platinum Sub that is a limited liability company, and the Certificate of Limited Partnership and Limited Partnership Agreement for each Platinum Sub that is a limited partnership (all such documents being the "FORMATION DOCUMENTS"), including all amendments to such documents, have previously been delivered to Blue Rhino. The execution, delivery and performance of the Platinum Agreements do not and will not:

            (a) conflict with or constitute a violation of any of the Formation Documents of any Platinum Sub;

            (b) conflict with or constitute a violation of any law, statute, judgment, order, decree or regulation of any legislative body, court, administrative agency, governmental authority or arbitrator applicable to or relating to any Platinum Sub or their respective assets;

            (c) conflict with, constitute a default under, result in a breach or acceleration of, or require notice to or the consent of any third party under, any contract, agreement, commitment, lease, mortgage, note, license or other instrument or obligation to which any Platinum Sub is party or by which any Platinum Sub is bound or by which its assets are affected; or

            (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the assets of any Platinum Sub.

      2.8 Minute Books. The minute books of Platinum and each Platinum Sub are true, correct, complete and current in all material respects and contain accurate and complete records of all material actions taken by such entity's members and managers and each committee thereof, and all signatures contained in such minute books are the true signatures of the persons whose signatures they purport to be.

      2.9 Financial Statements

            (a) Platinum has previously delivered to Blue Rhino true and complete copies of (i) the final balance sheet of Platinum and each Platinum Sub as of December 31, 2001 and the related statements of operations, equity and cash flows for the fiscal years then ended, including the footnotes to such statements, additional or supplemental information supplied therewith and the report prepared in connection therewith by the certified public accountants that prepared such financial statements; and (ii) interim financial reports of Platinum and each Platinum Sub prepared for each quarter since December 31, 2001 (all of the foregoing, collectively, the "FINANCIAL STATEMENTS"). The Financial
      Statements: (A) are in accordance with the books and records of Platinum and each Platinum Sub, as the case may be; (B) present fairly the assets, liabilities and financial condition of Platinum and each Platinum Sub, as the case may be, in all material respects as of the respective dates of the Financial Statements, and the results of operations for the periods then ending; and (C) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved, subject to normal year-end adjustments and footnotes.

            (b) Neither Platinum nor any of the Platinum Subs has any liability or obligation, whether accrued, absolute or contingent, that is not reflected or reserved against in the most recent Financial Statements or those incurred since the date of such Financial Statements in the ordinary course of business consistent with past practice. All items of income or expense which are unusual or of a nonrecurring nature are separately disclosed in the Financial Statements.

      2.10 Books and Records. The books and records of Platinum and each Platinum Sub are true, accurate and complete and, where appropriate, have been maintained in accordance with generally accepted accounting principles applied on a consistent basis. At Closing, all such books and records and all tax returns filed by Platinum and each Platinum Sub will be in the possession of Platinum.

      2.11 Title to Assets; Liens. Except as disclosed on Schedule 2.11:

          (a) Platinum and each Platinum Sub has good and marketable title to all of the properties and assets (real or personal, tangible or intangible) owned by it (including, without limitation, those properties and assets shown on the most recent Financial Statements), and a valid leasehold or other possessory interest in all other properties and assets used, operated or occupied by it, located on its premises or otherwise shown on the most recent Financial Statements, except for tangible personal property sold or disposed of in the ordinary course of business and consistent with past practice.

          (b) Except for liens to be cleared at closing through application of the Cash Consideration pursuant to Section 1.7(a)(ii), all of the properties and assets of Platinum and each Platinum Sub (whether real or personal, tangible or intangible, owned, leased or otherwise acquired) are free and clear of any liens, claims, charges, security interests, mortgages, pledges or other encumbrances or restrictions of any nature whatsoever (collectively, "LIENS"). There are no existing breaches or defaults under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default under, any instrument, agreement or other document that creates, evidences or constitutes any such Lien or that evidences, secures or governs the terms of any indebtedness or obligation secured by any such Lien (any such instrument, agreement or other document is referred to herein as a "LIEN INSTRUMENT"). Neither the execution of any of the Platinum Agreements by Platinum nor consummation of the Merger or the other transactions contemplated thereby will, with respect to any Lien Instrument, (i) constitute a breach thereof or a default thereunder; (ii) permit (with or without notice, lapse of time or both), cause or result in
     (A) the acceleration of any indebtedness or other obligation evidenced, secured or governed thereby or (B) the foreclosure or other enforcement of any such Lien; (iii) permit or cause the terms thereof to be renegotiated; or (iv) require the consent of the holder of any such indebtedness or obligation or any third party.

     2.12 Real Property. Neither Platinum nor any Platinum Sub owns any real property. Schedule 2.12 contains a true and correct description of all: (i) real property leased by Platinum or any Platinum Sub (the "LEASED REAL PROPERTY");
(ii) leases relating to the Leased Real Property (collectively, the "REAL PROPERTY LEASES"); (iii) Liens upon or, to the best knowledge of Platinum and Platinum Holding, affecting any of the rights to or interest in any of the Leased Real Property or any Real Property Lease; (iv) agreements, oral or written, pursuant to which any person or entity (other than Platinum or a Platinum Sub) leases, subleases, occupies or has the right to occupy any Leased Real Property; and (v) agreements and other undertakings, oral or written, to sell, lease, sublease, assign, encumber or otherwise dispose of any Leased Real Property or Real Property Lease. To the best knowledge of Platinum Holding, the Leased Real Property is zoned for the various purposes for which the buildings and other improvements located thereon (the "IMPROVEMENTS") are presently being used, and such uses thereof are in compliance with all applicable zoning and land use laws, ordinances and regulations. All Improvements are in good repair and in good operating condition, ordinary wear and tear excepted, and free from latent and patent defects. No part of any Improvement encroaches on any real property not included in the Leased Real Property. Each of the Real Property Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect, and there are no offsets or defenses by either landlord or tenant thereunder. There are no existing breaches of or defaults under, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute a breach of or a default under, any of the Real Property Leases.

     2.13 Tangible Personal Property. Platinum and each Platinum Sub owns or leases all buildings, machinery, equipment, vehicles and other tangible assets necessary for the conduct of its respective business (the "TANGIBLE PROPERTY"). Each item of Tangible Property is in good operating order, condition and repair, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business, is, to the best knowledge of Platinum and Platinum Holding, free from defects (latent and patent), is merchantable and is of a quality and quantity presently usable in the ordinary course of business. To the best knowledge of Platinum and Platinum Holding, no item of Tangible Property is in need of repair or replacement. All motor vehicles have current registrations, consistent with their class of use, for the states in which they operate, and all motor vehicles have current inspection certifications for the states in which such inspections are required by the normal operation of such vehicles by Platinum or a Platinum Sub, as the case may be, in the ordinary course of business.

     2.14 Inventories. To the best knowledge of Platinum and Platinum Holding, all items included in the inventories of Platinum and each Platinum Sub (i) are in good condition, not obsolete or defective; (ii) are useable or saleable within ninety (90) days from the date of this Agreement in the ordinary course of business and at the current operating profit margins of the entity owning the inventory; (iii) are located on the premises described on Schedule 2.12; and
(iv) have been acquired only in bona fide transactions entered into in the ordinary course of business. The quantities of each item of inventory are not excessive based upon historical requirements.

     2.15 Contracts. Schedule 2.15 lists all contracts, commitments, agreements (including agreements for the borrowing of money or the extension of credit), leases (other than Real Property Leases), licenses, understandings and obligations, whether written or oral, to which Platinum or any Platinum Sub is party or by which Platinum or any Platinum Sub is bound or affected, that: (i) involves the expenditure by any party to such contract, commitment, agreement, lease, license, understanding or obligation of more than $10,000 (ii) are not terminable by either party thereto without penalty on not more than 30 days notice; (iii) include third party warranties or guarantees with respect to any item of Tangible Property; or (iv) that are otherwise material to the operation of the business of Platinum or any Platinum Sub (all of the foregoing, collectively, "CONTRACTS"). Platinum has delivered to Blue Rhino true and complete copies of all written Contracts and true and complete memoranda describing all oral Contracts, including any and all amendments and other modifications to such Contracts. Each of the Contracts is valid, binding and enforceable in accordance with its terms and is in full force and effect. No Contract will result in a loss upon completion of performance, and no purchase commitment is in excess of the normal business requirements of Platinum or any Platinum Sub or at excessive prices. There are no existing defaults, and no events or circumstances have occurred which, with or without notice or lapse of time or both, would constitute defaults, under any of the Contracts. Neither the execution of any of the Platinum Agreements nor the consummation of the Merger or the other transactions contemplated thereby will, with respect to any Contract: (i) constitute a default thereunder; (ii) require the consent of any person or party, except for the Required Consents; or (iii) affect the continuation, validity and effectiveness of any Contract or the terms of any Contract.

     2.16 Receivables. All accounts receivable and trade accounts reflected on the most recent Financial Statements (less any such receivables collected since the date thereof) and all accounts receivable and trade accounts presently owing and to be owing to Platinum and any Platinum Sub on the Closing Date (collectively, the "RECEIVABLES," in each case net of the reserves established and reflected on the most recent Financial Statements), are, and on the Closing Date will be, legal, valid and binding obligations, and are and will be, to the best knowledge of Platinum and Platinum Holding, collectible in full at face value (net of the reserves established and reflected in the most recent Financial Statements) within ninety (90) days after closing.

     2.17 Intellectual Property. Schedule 2.17 sets forth a list of all: (i) trademarks, service marks, trade names, logos and other designations owned or used by Platinum or any Platinum Sub, and all United States, foreign and state registrations relating thereto and applications therefor; (ii) copyrighted works owned by Platinum or any Platinum Sub and registrations issued by the United States Copyright Office or the office of any foreign jurisdiction for any of the copyrights; (iii) inventions owned or used by Platinum or any Platinum Sub which are the subject of United States or foreign letters patent or applications therefor, together with the applicable patent number, application number, application date and issue date; (iv) confidential or proprietary processes, formulas, technical data, trade secrets, know-how, and other similar information that is of commercial value to Platinum or any Platinum Sub, and (v) all software, whether commercially available, commercially developed for Platinum or any Platinum Sub, or developed by Platinum or any Platinum Sub, including a brief description thereof (collectively, "INTELLECTUAL PROPERTY"). Platinum or the Platinum Sub, as the case may be, owns all right, title and interest in and to each item included in the Intellectual Property, free and clear of any Liens or licenses, except for commercially acquired software, to which Platinum or a Platinum Sub has current valid and paid-up licenses to use as presently used by such entity on the computers on which such software is installed. The Intellectual Property consists of all of the intellectual property rights necessary to conduct the business of Platinum and the Platinum Subs as presently conducted. All registrations relating to the Intellectual Property are validly issued and remain in full force and effect. Each trademark has been in continuous use on all goods described in the applicable registrations.

     2.18 Major Suppliers and Customers. Each supplier of goods or services to whom Platinum and the Platinum Subs paid more than $200,000, in the aggregate, during the 12 months ended on September 30, 2002, is disclosed on Schedule 2.18, which Schedule reflects in each case the amounts so paid. Platinum is not engaged in any dispute with any of such suppliers or customers. Platinum has no reason to believe that the Merger will have any adverse effect on the business relationship of any such suppliers.

     2.19 Litigation. Except as set forth on Schedule 2.19, there are no claims, actions, suits, inquiries, hearings or investigations ("CLAIMS") pending or, to the knowledge of Platinum, threatened, against Platinum or any Platinum Sub (including any related to its Intellectual Property) and no Claims have been brought within the last two years against Platinum or any Platinum Sub, which Claims are not fully insured against and for which Platinum's insurance carrier has not accepted responsibility for coverage in accordance with the terms of Platinum's insurance policies.. There are no facts or circumstances that could serve as the basis for any Claim against Platinum or any Platinum Sub, or, by virtue of the execution, delivery and performance of this Agreement, against Blue Rhino or Acquisition Sub.

     2.20 Compliance with Decrees and Laws. There is not outstanding or, to the knowledge of Platinum, threatened, any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or involving Platinum or any Platinum Sub, which would have a material adverse effect on the assets of such entity or on its continuing operations. Platinum and each Platinum Sub is currently, and has been at all times during the past three years, in compliance in all material respects with all laws, statutes, rules, regulations, orders and licensing requirements of federal, state, local and foreign agencies and authorities applicable to the business and properties of such entity (including, without limitation, those relating to antitrust and trade regulation, civil rights, environment, labor and employment discrimination, affirmative action, safety and health) (collectively, "RULES"). To the knowledge of Platinum, there has been no allegation of any violation of any Rules, and no investigation or review by any federal, state or local body or agency is pending, threatened or planned with respect to Platinum or any Platinum Sub.

     2.21 Permits. Platinum and each Platinum Sub has obtained all permits, authorizations, certificates, approvals, licenses, exemptions and classifications required for the conduct of its respective business in the locations at which each currently operates and for the ownership and operation of its assets, all of which permits are described on Schedule 2.21 (the "PERMITS"). Neither Platinum nor any Platinum Sub is in violation of any of the Permits, and no proceedings to revoke or limit any Permit are pending or, to the knowledge of Platinum, threatened.

     2.22 Taxes. Platinum and each Platinum Sub has timely filed all tax returns that each was required to file before the Closing Date, and such tax returns were correct and complete in all respects. All taxes required to be withheld or paid by Platinum and each Platinum Sub (whether or not shown on any tax return) have been withheld and paid. Neither Platinum nor any Platinum Sub currently is the beneficiary of any extension of time within which to file any tax return and has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. There is no pending or, to the knowledge of Platinum, threatened dispute or claim concerning any tax liability of Platinum or any Platinum Sub. Neither Platinum nor any Platinum Sub has any liability for taxes except (i) as of the most recent fiscal month end, as shown on the reserve for tax liability (excluding any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto); and (ii) as of the Closing Date, as will be shown in the reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Platinum or the Platinum Sub, as the case may be, in filing its tax returns. Neither Platinum nor any Platinum Sub has ever been a member or an affiliated group within the meaning of
Section 1504(a) of the Code filing a consolidated tax return and has never entered into a tax sharing or tax allocation agreement. Blue Rhino is not required to withhold any tax from the Merger Consideration.

     2.23 Environmental Matters. Neither Platinum nor any Platinum Sub is in violation of, and has not violated, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses or permits of any governmental authorities relating to environmental matters, including by way of illustration and not by way of limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation Recovery Act, the Clean Air Act, the Clean Water Act, the Occupational Safety and Health Act, the Toxic Substances Control Act, any "Superfund" or "Superlien" law or any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or guideline (whether published or unpublished) regulating, relating to or imposing liability or standards of conduct concerning Hazardous Materials, in each case as amended from time to time (collectively, "Environmental Laws"). For purposes of this Agreement, "HAZARDOUS MATERIALS" includes but is not necessarily limited to asbestos, asbestos containing materials ("ACM"), polychlorinated biphenyls, lead-based paints, any petroleum, petroleum by-product (including, but not limited to, crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, used motor oil, oil mixed with other waste, oil sludge and all other liquid hydrocarbons, regardless of specific gravity), natural or synthetic gas or other hazardous or toxic substances, materials, wastes, pollutants or contaminants defined under or regulated by the Environmental Laws. Specifically, but not in limitation of the foregoing:

          (a) Platinum and each Platinum Sub has obtained and is in material compliance with the terms and provisions of all licenses and permits necessary for its respective operations and its respective assets to be in compliance with the Environmental Laws, all of which are disclosed on
     Schedule 2.21.

          (b) The Improvements and the Tangible Property are free of asbestos containing materials ("ACMS") and are free of Hazardous Materials, except for current inventories of propane, gasoline, and diesel fuel.

          (c) Platinum and each Platinum Sub has at all times received, handled, used, stored, treated and disposed of all Hazardous Materials in strict compliance with all Environmental Laws. With respect to all Hazardous Materials that Platinum or any Platinum Sub has transported or for which such entity has arranged for the transport from or to any property that it owns, leases or uses in its operations, the facility that has accepted such Hazardous Material is in strict compliance with all Environmental Laws.

          (d) No Hazardous Material has been released, deposited, discharged, placed, disposed of or originated on any property that Platinum or any Platinum Sub owns, leases or uses in its operations. No real estate owned or leased by Platinum or any Platinum Sub has been used as a landfill or a waste disposal site by Platinum or any Platinum Sub or, to the best knowledge of Platinum and Platinum Holding, by any other person at any time.

          (e) There is no electrical equipment, including transformers, containing polychlorinated biphenyls (PCBs) included in the assets of Platinum or any Platinum Sub. There are no monitoring wells for monitoring Hazardous Materials on, in or coming from real property owned or leased by Platinum or any Platinum Sub. There are no underground storage tanks or pipelines situated on any real property owned or leased by Platinum or any Platinum Sub. There are no liens on any real property owned or leased by Platinum or any Platinum Sub resulting from any cleanup or proposed cleanup under the Environmental Laws. To the best knowledge of Platinum and Platinum Holding, no part of the Leased Real Property constitutes "wetlands" as defined under any Environmental Law or other law or regulation.

          (f) No notices of any violation, inquiries or requests for information relating to any of the matters referred to in Sections 2.23(a), (b), (c),
     (d), (e), and (f) have been received by Platinum or any Platinum Sub.

     2.24 Insurance. Schedule 2.24 describes all insurance policies maintained by Platinum and each Platinum Sub with respect to its respective business and the assets. All premiums due thereon have been paid and will be paid through the Effective Time.

     2.25 Labor and Employment Matters. No employees of Platinum or any Platinum Sub have been or are represented by a union or other labor organization or covered by any collective bargaining agreement. There is no unfair labor practice complaint, labor organizational effort, strike, slowdown or similar labor matter pending or, to the knowledge of Platinum, threatened against or affecting Platinum, any Platinum Sub or their respective businesses. Platinum and each Platinum Sub is in compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and there is no unfair labor practice charge or complaint or charge of employment discrimination or retaliation against Platinum or any Platinum Sub pending or, to the knowledge of Platinum, threatened, impending or planned. There have been no "layoffs" of employees of or any "plant closings" by Platinum or any Platinum Sub, as such terms are defined in the Work Adjustment and Retaining Notification Act ("WARN"), within the past 90 days, nor has there been any event during the past seven years which requires the giving of notice under WARN.

     2.26 Employees; Compensation; Benefit Plans. Platinum has previously given to Blue Rhino a complete and correct list of the name, age, position, length of employ, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, of each person who is employed by or associated with Platinum or any

Platinum Sub in any capacity, as well as each other person to whom Platinum or any Platinum Sub has a policy, practice or obligation to pay or provide retirement, health, welfare or other benefits of any kind. Except as listed on
Schedule 2.26, there are no Plans, as defined below, contributed to, maintained or sponsored by Platinum or any Platinum Sub, to which Platinum or any Platinum Sub is obligated to contribute or with respect to which Platinum or any Platinum Sub has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of Sections 414(b), 414(c), and 414(m) of the Code, of which Platinum or any Platinum Sub is a member to the extent Platinum or any Platinum Sub has any potential liability with respect to such Plans. For purposes of this Agreement, the term "PLANS" shall mean: (a) employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not funded and whether or not terminated; (b) employment agreements; and (c) personnel policies or fringe benefit plans, policies, programs and arrangements, whether or not subject to ERISA, whether or not funded, and whether or not terminated, including, without limitation, stock or Unit bonus, deferred compensation, pension, severance, bonus, vacation, travel, incentive and health, disability and welfare plans.

     2.27 Absence of Certain Changes. Except as disclosed on Schedule 2.27, since the date of the most recent Financial Statements, Platinum and each Platinum Sub has conducted its operations and business only in the ordinary course consistent with past practices, neither Platinum nor any Platinum Sub has:

          (a) suffered a material adverse change in its business, financial condition, operating results, earnings, assets, customer, supplier, employee and sales representative relations, business prospects, business condition or financing arrangements, or suffered any material casualty loss or damage to its assets (whether or not covered by insurance);

          (b) except for the acquisition of Class B Units at each of Platinum and the Platinum Subs contemplated by Section 2.33 hereof, redeemed or repurchased, directly or indirectly, any Units or membership interests or made any distributions with respect to any Units or membership interests;

          (c) issued, sold or transferred any of its notes, bonds or other debt securities or any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities;

          (d) borrowed any amount or incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business;

          (e) discharged or satisfied any lien or encumbrance or paid any obligation or liability, other than liabilities paid in the ordinary course of business, or prepaid any amount of indebtedness for borrowed money;

          (f) subjected any portion of its properties or assets to any Lien;

          (g) sold, leased, assigned or transferred (including, without limitation, transfers to Members or any employees or affiliates of Platinum) a portion of its tangible assets, except for sales of inventory in the ordinary course of business, or canceled without fair consideration any debts or claims owing to or held by it;

          (h) entered into, amended or terminated any lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into any transaction with any of its employees, officers, directors or managers;

          (i) entered into any other material transaction not in the ordinary course of business, or materially changed any business practice;

          (j) made or granted any bonus or any wage, salary or compensation increase in amount or frequency inconsistent with historical practices or adopted any new employee benefit plan or arrangement;

          (k) conducted its cash management customs and practices and accounting methods other than in the usual and ordinary course of business in accordance with past custom and practice;

          (l) made any loans or advances to, or guarantees for the benefit of, any person or entity;

          (m) made any charitable contributions or pledges in excess of $1,000 in the aggregate;

          (n) entered into any lease of capital equipment or real estate involving rental in excess of $5,000 per annum for any of Platinum or a Platinum Sub, or $50,000 per annum in the aggregate for Platinum and the Platinum Subs; or

          (o) changed or authorized any change in its Certificate of Formation (or equivalent formation document) or Limited Liability Company Agreement, or any certificate or authorization to conduct business in a foreign jurisdiction.

     2.28 Product Warranties. Each product manufactured or sold by Platinum and the Platinum Subs has been in conformity with all applicable contractual commitments and express warranties, as well as with all warranties implied by law, of each such entity.

     2.29 Product Liability. Neither Platinum nor any Platinum Sub has any liability (and, to Platinum's knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals, including wrongful death, or damage to property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Platinum or any Platinum Sub.

     2.30 Related Party Transactions. The Real Property Leases, leases of Tangible Property, and the Contracts do not include any agreement with, or any other commitment to: (a) any officer, director or manager of Platinum; (b) any person related by blood or marriage to any such officer, director or manager;
(c) any Member; or (d) any corporation, partnership, trust or other entity in which Platinum, any such officer, director or related person or any Member has an equity or participating interest.

     2.31 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Platinum in connection with the transactions contemplated by the Platinum Agreements, and there are no claims for any brokerage commission, finder's fee or similar payment due from Platinum.

     2.32 Bank Accounts. Schedule 2.32 sets forth: (a) a true and complete list of the names of each bank, trust company, securities broker and other financial institution at which Platinum or any Platinum Sub has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the officers, employees, agents or other representatives of Platinum or the Platinum Sub having access, signatory power or power to give direction with respect to such account, box or relationship.

     2.33 Acknowledgement of Class B Unit Acquisition. On or before the Closing Date, Platinum has purchased all of the issued and outstanding Class B units of Platinum and each Platinum Sub. All holders of such Class B Units are shown on
Schedule 1.7.

     2.34 Representations of Platinum Holding Regarding the Stock Consideration. Platinum Holding represents and warrants to Blue Rhino that:

          (a) It is fully aware that the shares of stock constituting the Stock Consideration have not been and will not be registered under the Securities Act of 1933, as amended, or under any applicable state securities law, and that the Stock Consideration is being issued and sold to Platinum Holding in reliance on the exemptions from the registration requirements of the Securities Act of 1933 provided by Section 4(2) thereof and Regulation D promulgated thereunder and in reliance on exemptions from the registration requirements of certain state securities laws. Platinum Holding is acquiring the Stock Consideration for its own account as principal and not with a view to resale or distribution without an effective registration statement for such Stock Consideration under the Securities Act of 1933, and any applicable state securities laws, or availability of an exemption from the registration provisions of the Securities Act of 1933 and applicable state securities laws. Platinum Holding also understands and agrees that a legend substantially in the following form will appear upon the certificate or instruments, as the case may be, evidencing the Stock Consideration, and that the Company will act in accordance with such legend:

          "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH STOCK CONSIDERATION UNDER THE SECURITIES ACT OF 1933, AND ANY APPLICABLE STATE SECURITIES LAWS, OR AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS."

          (b) It fully understands and agrees that it must bear the economic risk of investment in the Stock Consideration for an indefinite period of time because, among other reasons, the Stock Consideration is being issued and sold to it in reliance on the foregoing exemptions from registration. Platinum Holding understands and agrees that no part of the Stock Consideration can be resold unless such stock is registered under the Securities Act of 1933 or unless an exemption from registration is available, that Blue Rhino is under no obligation to register the Stock Consideration or to make an exemption from registration available and that Blue Rhino has not represented that it will make any attempt to so register the Stock Consideration or to make such an exemption available.

          (c) It acknowledges that the Class B unit holders of Platinum (as defined in the Operating Agreement of Platinum), along with the Class B unit holders of each Platinum Sub, have had their respective Class B units purchased by Platinum on or prior to the Closing for an aggregate purchase price of Two Hundred Thousand Dollars ($200,000).

          (d) It is a corporation or partnership, not formed for the specific purpose of acquiring the merger consideration, with total assets in excess of $5,000,000.

          (e) Without limiting or diminishing the representations and warranties of Platinum Holding in foregoing subsections (a) through (d), Platinum Holding acknowledges and agrees that in no event will it sell, transfer or otherwise dispose of any of the Stock Consideration (other than pursuant to an effective registration statement under the Securities Act of 1933 and any applicable state securities laws), unless and until Platinum Holding or its proposed transferee shall have (i) notified Blue Rhino and furnished to Blue Rhino an opinion of counsel, satisfactory to Blue Rhino, to the effect that such transfer may be made without registration under the Act and all applicable state securities laws, together with copies of all written investor representations necessary to such opinion.

     2.35 Disclosure. No representation, warranty or statement made by Platinum in any Platinum Agreement, or any document furnished or to be furnished to Blue Rhino pursuant to any Platinum Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained in this Agreement or such other document not misleading. The fact that Platinum has delivered copies of certain documents to Blue Rhino shall not alone constitute disclosure of facts required to be disclosed on any Schedule to this Agreement, unless such document is expressly referenced in such Schedule. Receipt by Blue Rhino of such documents and notice of their contents (other than by reference on a Schedule) shall in no way limit Platinum's obligations or Blue Rhino's other rights under this Agreement.

                                   ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF BLUE RHINO AND ACQUISITION SUB

         Each of Blue Rhino and Acquisition Sub represents and warrants to Platinum as follows:

     3.1 Capital Structure of Blue Rhino. As of the date hereof, the authorized capital stock of the Company consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of September 30, 2002, there were 14,210,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. As of October 31, 2002, there were options and warrants outstanding issued by the Company to purchase an aggregate of 3,552,211 and 2,412,348 shares of Common Stock, respectively. Except as set forth above, there are no options, warrants or other rights (including conversion, preemptive or other rights) or agreements outstanding to purchase any of the Company's authorized and unissued capital stock.

     3.2 Organization, Standing and Authority of Blue Rhino. Blue Rhino is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to qualify would have a material adverse effect on the financial condition, results of operations, or business of Blue Rhino on a consolidated basis.

     3.3 Organization, Standing and Authority of Acquisition Sub. Acquisition Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a wholly owned subsidiary of Blue Rhino, and has full limited liability company power to consummate the transactions herein contemplated.

     3.4 Authorized and Effective Agreement.

          (a) Each of Blue Rhino and Acquisition Sub has all requisite power and authority to execute, deliver and perform this Agreement and the Exhibits to this Agreement to which Blue Rhino and Acquisition Sub, as the case may be, is a party

     (together with this Agreement, the "BLUE RHINO AGREEMENTS") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of each of the Blue Rhino Agreements, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Blue Rhino and Acquisition Sub and constitutes, and, at Closing, each of the other Blue Rhino Agreements will be duly executed and delivered by Blue Rhino and Acquisition Sub and constitute, a valid and binding obligation of Blue Rhino and Acquisition Sub, enforceable against Blue Rhino and Acquisition Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and subject to the further qualification that the remedy of specific performance or injunctive relief is discretionary with the court before which any proceeding therefor may be brought.

          (b) Neither the execution and delivery by Acquisition Sub or Blue Rhino of this Agreement, nor the performance of any other obligation of Acquisition Sub or Blue Rhino under this Agreement, conflicts with, will result in the breach of, or constitutes a default under, the terms of their respective Certificates of Incorporation and Formation, or their respective Bylaws and Limited Liability Company Agreement, any indenture or other instrument or agreement to which either is a party or by which any of the assets of either may be bound or affected, or any statute, ordinance, judgment, order, decree, regulation or rule of any court or governmental body affecting or relating to either or its assets, or will result in the creation of any lien upon any assets of either.

     3.5 Governmental Approvals. No consent, approval, authorization, registration or filing with any federal, state or local judicial or governmental authority or administrative agency is required in connection with the valid execution and delivery by Blue Rhino or Acquisition Sub of the Blue Rhino Agreements or the consummation by Blue Rhino of the transactions contemplated in the Blue Rhino Agreements.

     3.6 Brokers. No finder, broker, agent or other intermediary has acted for or on behalf of Blue Rhino or Acquisition Sub in connection with the transactions contemplated by this Agreement, and there are no claims for any brokerage commission, finder's fee or similar payment due from Blue Rhino or Acquisition Sub.

                                   ARTICLE IV
                   COVENANTS OF PLATINUM AND PLATINUM HOLDING

         Platinum covenants and agrees with Blue Rhino as follows:

     4.1 Access and Information. Platinum shall permit Blue Rhino and its counsel, accountants and other representatives full access during normal business hours to all the properties, assets, books, records, agreements and other documents of Platinum. Platinum shall furnish to Blue Rhino and its representatives all information concerning Platinum as Blue Rhino may reasonably request. Platinum shall permit and facilitate communications between Blue Rhino and Platinum's suppliers, customers, landlords and other persons having relationships with Platinum.

                                    ARTICLE V
                                MUTUAL COVENANTS

     Each of Blue Rhino, Platinum and Platinum Holding covenants and agrees with the other as follows:

     5.1 Best Efforts. Each of Blue Rhino and Platinum shall use its best efforts to make or obtain all consents, approvals, authorizations, registrations and filings with all federal, state or local judicial or governmental authorities or administrative agencies as are required in connection with the consummation of the transactions contemplated by this Agreement. In addition, Seller shall use its best efforts to obtain as promptly as possible all other Required Consents.

     5.2 Confidentiality. In recognition of the confidential nature of certain of the information which will be provided to each party by the others, each of Blue Rhino and Platinum agrees to retain in confidence, and to require its directors, officers, employees, consultants, professional representatives and agents (collectively, its "REPRESENTATIVES") to retain in confidence all information transmitted or disclosed to it by another party to this Agreement, and further agrees that it will not use for its own benefit and will not use or disclose to any third party, or permit the use or disclosure to any third party of, any information obtained from or revealed by the other, except that each of Blue Rhino and Platinum may disclose the information to those of its Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated by this Agreement. In making such information available to its Representatives, each of Blue Rhino and Platinum shall take any and all precautions necessary to ensure that its Representatives use the information only as permitted by this Agreement. Notwithstanding anything to the contrary in the foregoing provisions, such information may be disclosed: (i) where it is necessary to any regulatory authorities or governmental agencies; (ii) if it is required by court order or decree or applicable law; (iii) if it is ascertainable or obtained from public or published information; (iv) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential; or (v) if the recipient can demonstrate that such information was in its possession prior to disclosure of the information in connection with this Agreement. If any party shall be required to make disclosure of any such information by operation of law, such disclosing party shall give the party from whom such information was received prior notice of the making of such disclosure and shall use all reasonable efforts to afford such other party an opportunity to contest the making of such disclosure. In the event that the Closing shall not occur, each of Blue Rhino and Platinum shall immediately deliver, or cause to be delivered, upon request from the party from which such information was received (without retaining any copies) any and all documents, statements or other written information obtained from the other that contain confidential information.

                                   ARTICLE VI
            CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BLUE RHINO AND
                                ACQUISITION SUB

     The obligations of Blue Rhino and Acquisition Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing prior to the Closing Date:

     6.1 Representations and Warranties. The representations and warranties of Platinum contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as though made on and as of the Closing Date.

     6.2 Compliance with Covenants. Platinum and Platinum Holding shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by each on or prior to the Closing.

     6.3 Absence of Litigation. No action or proceeding shall be pending or threatened by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which would adversely affect the right of Blue Rhino to operate or control Platinum after the Closing Date.

     6.4 Absence of Change. Between the date of this Agreement and the Effective Time, no material adverse change shall have occurred in the business, assets, operations, prospects or financial or other condition of Platinum, nor shall there have occurred any material casualty loss or destruction of, or damage to, any of Platinum's assets.

     6.5 Consents and Approvals. All: (a) Required Consents; (b) licenses; (c) other orders or notifications of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any applicable governmental or judicial authority; and (d) consents, approvals, authorizations or notifications of any other third parties, all as required in connection with consummation of the transactions contemplated by this Agreement, including the ownership and operation of Platinum by Blue Rhino, shall have been made or obtained or shall have occurred. Any condition or restriction imposed in connection with any of the foregoing shall not have a material adverse effect on the Blue Rhino's right to operate or control Platinum after the Effective Time.

     6.6 Removal of Liens. All Liens, other than those identified on Schedule
2.11 or those related to the debt referenced in Section 1.7(a)(ii), shall have been paid at closing or sufficient action taken to cause their removal, and Platinum shall have provided evidence satisfactory to Blue Rhino of such action.

     6.7 Purchase of Class B Units. Platinum shall have acquired all of the issued and outstanding Class B Units of Platinum and each Platinum Subs on or prior to the Closing Date, and there shall be no claims, pending or threatened, related to such acquisition. The purchase agreement for each Class B Unit holder shall be in the form attached as Exhibit B.

     6.8 Legal Opinion. Blue Rhino shall have received from House & Tippett, PLLC, counsel to Platinum, an opinion, dated the Closing Date, in the form of Exhibit C.

     6.9 No Claim Regarding Interests. No claim shall have been made or threatened that any person or entity (other than Members): (i) is the holder or beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Units or any other voting, equity or ownership interest in, Platinum; or (ii) is entitled to all or any portion of the Merger Consideration.

                                   ARTICLE VII
               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PLATINUM

     The obligations of Platinum to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date, unless specifically waived in writing by Platinum prior to the Closing:

     7.1 Representations and Warranties. The representations and warranties of Blue Rhino contained in this Agreement shall have been true and correct on the date of this Agreement, and shall be true and correct on the Closing Date as though made on and as of the Closing Date.

     7.2 Compliance with Covenants. Blue Rhino shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or before the Closing Date.

     7.3 Absence of Litigation. No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                               CLOSING DELIVERIES

     8.1 Deliveries by Platinum. At the Closing, Platinum shall deliver, or cause to be delivered, to Blue Rhino the following:

          (a) all bank books, financial and bank records, bookkeeping and accounting records, copies of all Tax Returns and amendments to all of the foregoing, corporate minute books, stock ledgers and all other books and records of or relating to Platinum, certified by Platinum to be true, correct and complete as of the Closing Date (including the same listed items for each Platinum Sub);

          (b) a certificate signed by the Manager of Platinum confirming the satisfaction of the conditions set forth in Sections 6.1 and 6.2 as to representations, warranties and covenants and Section 6.4 as to absence of changes;

          (c) a copy of all necessary limited liability company resolutions authorizing the execution, delivery and performance of this Agreement by Platinum, and the consummation of the transactions contemplated in this Agreement, all accompanied by the certification of the Manager of Platinum to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded;

          (d) For Platinum and each Platinum Sub, a good standing certificate from the Secretary of State of Delaware;

          (e) the Representation Letters duly executed by the Members;

          (f) copies of the purchase agreements executed by all Class B Unit holders of Platinum and each Platinum Sub as contemplated by Section 6.7;

          (g) the legal opinion referred to in Section 6.8; and

          (h) evidence of that all Required Consents have been obtained or satisfied.

     8.2 Deliveries by Blue Rhino. At the Closing, Blue Rhino shall deliver or cause to be delivered to Platinum (except as provided in Section 8.2(c))the following:

          (a) a certificate of an officer of Blue Rhino confirming the satisfaction of the conditions set forth in Sections 7.1 and 7.2 as to representations, warranties and covenants;

          (b) a copy of all corporate resolutions authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement, accompanied by the certification of the Secretary of Blue Rhino to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded; and

          (c) the Cash Consideration in accordance with the terms and subject to the restrictions and adjustments set forth in Section 1.7(a)(ii).

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.1 Indemnification by Platinum and the Members. Platinum Holding, the sole member of Platinum after giving effect to the transactions contemplated by
Section 6.7 hereof, shall indemnify, defend and hold harmless Blue Rhino and its officers, directors and affiliates (the "Blue Rhino Indemnitees") from, against and with respect to any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character, including without limited, personal injury, wrongful death or property damage (a "LOSS"), arising out of or in connection with any of the following:

          (a) any breach of any of the representations or warranties of Platinum contained in or made pursuant to this Agreement or any transfer instrument or other certificate or document delivered by Platinum pursuant to this Agreement;

          (b) any failure by Platinum to perform or observe, or to have performed or observed, in full, any covenant, agreement, obligation or condition to be performed or observed by each pursuant to this Agreement;

          (c) any product sold, shipped or manufactured, or any services provided, by Platinum prior to the Effective Time; or

          (d) any use, release, threatened release, emission, generation, storage, transportation, disposal or arrangement for the disposal of Hazardous Materials by Platinum, including, without limitation, the cost of any environmental response action or liability under the Comprehensive Environmental Response, Compensation and Liability Act, whether such Loss accrues, is required or is necessary prior to the Closing Date, to the full extent that such Loss is attributable, in whole or in part, directly or indirectly, to the presence, use, emission, generation, storage, transportation, release, threatened release, disposal or arrangements for disposal of Hazardous Materials by any person on any of the properties of Platinum or on any other properties to which Platinum or their affiliates have sent or arranged for the disposal of Hazardous Materials prior to the Closing Date or the exposure of any person, including, without limitation, any third party and any employee or former employee of Platinum, to any Hazardous Material present, or previously present, in or on any of the Leased Real Property. The foregoing right of indemnity against Platinum shall not limit Blue Rhino's or any other indemnified person's rights of recovery against Platinum or any other person under any Environmental Law or any other law, including, without limitation, the Comprehensive Environmental Response, Compensation Liability Act and the North Carolina Oil Pollution and Hazardous Substances Control Act.

     9.2 Indemnification by Blue Rhino. If the Merger is not consummated, Blue Rhino shall indemnify, defend and hold harmless Platinum from, against and with respect to any Loss arising out of or in connection with any of the following:

          (a) any breach of any of the representations and warranties of Blue Rhino contained in or made pursuant to this Agreement; or

          (b) any failure by Blue Rhino to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement.

     9.3 Indemnification by Blue Rhino Regarding Acquisition Sub. If the Merger is not consummated, Blue Rhino shall indemnify, defend and hold harmless Platinum from, against and with respect to any Loss arising out of or in connection with any of the following:

          (a) any breach of any of the representations and warranties of Acquisition Sub contained in or made pursuant to this Agreement; or

          (b) any failure by Acquisition Sub to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by Acquisition Sub pursuant to this Agreement.

     9.4 Notice of Claim. Any party seeking to be indemnified hereunder (the "INDEMNIFIED PARTY") shall promptly notify the party from whom indemnity is sought (the "INDEMNITY OBLIGOR") in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the claim asserted. The failure of the Indemnified Party to notify the Indemnity Obligor on a timely basis or at all will not relieve the Indemnity Obligor of any liability that it may have to the Indemnified Party, except to the extent that the Indemnified Party demonstrates that the defense of such action is prejudiced by such failure.

     9.5 Defense. Whether or not the Indemnity Obligor is permitted to employ counsel to defend any claim for a Loss, the Indemnified Party shall have the right to employ separate counsel and to participate in such action at the Indemnity Obligor's reasonable expense. All the parties to this Agreement shall cooperate in the defense or prosecution of such claim and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld.

     9.6 Other Remedies. The foregoing indemnification provisions are in addition to, and not in derogation or limitation of, any statutory, equitable or common law remedy any party may have as a result of a Loss.

                                    ARTICLE X
                                   TERMINATION

     10.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

          (a) the mutual written consent of Platinum and Blue Rhino;

          (b) Platinum (if Platinum is not then in breach of any material term of this Agreement), if Blue Rhino shall (i) fail to perform or observe any covenant, agreement or condition contained in this Agreement required to be performed or observed on or prior to the Closing Date; or (ii) breach any of its representations or warranties contained in this Agreement, which failure or breach is not cured within ten (10) days after Platinum have notified Blue Rhino of its intent to terminate this Agreement pursuant to this Section 10.1(b);

          (c) Blue Rhino (if Blue Rhino is not then in breach of any term of this Agreement), if Platinum shall (i) fail to perform or observe any covenant, agreement or condition contained in this Agreement required to be performed or observed on or prior to the Closing Date; or (ii) breach any of its representations or warranties contained in this Agreement, which failure or breach is not cured within ten days after Blue Rhino has notified Seller of its intent to terminate this Agreement pursuant to this
     Section 10.1(c);

          (d) Platinum or by Blue Rhino, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Platinum or Blue Rhino, which prohibits or restrains any party from consummating the transactions contemplated by this Agreement; or

          (e) By Blue Rhino, by giving written notice to Seller on or before ten
     (10) days following the date of this Agreement, if Blue Rhino is not reasonably satisfied with the results of its continuing business, legal and accounting due diligence review concerning Platinum.

     10.2 Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligation of the parties hereunder, except for the obligations under this Section 10.2 and Sections 11.2 (with respect to expenses), 11.3 (with respect to publicity) and 5.2 (with respect to confidentiality); provided, however, that termination pursuant to Section 10.1(b) or Section 10.1(c) shall not relieve the defaulting or breaching party from any liability to any other party under this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

     11.1 Survival of Representations. All representations and warranties of the parties contained in this Agreement or otherwise made in writing in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement for a period of one (1) year, except for the representations in Sections 2.5, 2.22, and 2.23, which shall each survive until the expiration of any applicable statute of limitations. The right to indemnification, payment of damages, or other remedy based on the representations are warranties of Platinum and on covenants, agreements, and obligations herein of Platinum will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being required) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representation, warranty, covenant, agreement or obligation.

     11.2 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, whether or not the Merger is consummated. Platinum's expenses (including any legal fees or expenses) in connection with this Agreement or any of the transactions contemplated by this Agreement shall be included in the calculation of the Aggregate Negative Working Capital pursuant to Section 1.8 hereof.

     11.3 Publicity. Each of Platinum and Blue Rhino agrees it will not make any press releases or other announcements prior to the Closing with respect to the transactions contemplated by this Agreement, except as required by applicable law or regulation, without the prior approval of the other party.

     11.4 Best Efforts. Each party to this Agreement agrees to use its best efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

     11.5 Notices. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by facsimile (with telephone confirmation), and shall be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to facsimile machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

                  If to Platinum:

                           Platinum Propane, L.L.C
                           108 Cambridge Plaza Drive
                           Winston-Salem, NC 27104
                           Attention:  David Renegar

                  With a copy (which shall not constitute notice) to:

                           Donald House, Esq.
                           3325 Healy Drive
                           Winston-Salem, NC  27103
                           Fax:  336-768-3369

                  If to Blue Rhino or to Acquisition Sub:

                           Blue Rhino Corporation

                           100 Cambridge Plaza Drive
                           Winston-Salem, North Carolina 27104
                           Attention: Billy D. Prim, Chief Executive Officer
                           Fax: 336-331-6901

                  With a copy (which shall not constitute notice) to:

                           Womble Carlyle Sandridge & Rice, PLLC
                           One West Fourth Street
                           Winston-Salem, North Carolina 27101
                           Attention: Peter A. Zorn, Esq.
                           Fax: 336-726-6906

     11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together shall constitute one and the same instrument.

     11.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement without the prior written consent of all other parties to this Agreement, and any purported assignment without such consent shall be void.

     11.8 Third Party Beneficiaries. Except as otherwise specifically provided in this Agreement, none of the provisions of this Agreement or any document contemplated by this Agreement is intended to grant any right or benefit to any person or entity that is not a party to this Agreement.

     11.9 Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

     11.10 Recitals. The recitals set forth at the beginning of this Agreement are incorporated by reference in, and made a part of, this Agreement.

     11.11 Amendments. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all parties hereto, and the parties to this Agreement waive the right to amend the provisions of this Section orally.

     11.12 Specific Performance. Platinum acknowledges that, if it fails to consummate the transactions contemplated by this Agreement, such failure will cause irreparable harm to Blue Rhino for which there will be no adequate remedy at law. Blue Rhino shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if Platinum shall, unless as specifically permitted hereunder, refuse to consummate the transactions contemplated by this Agreement.

     11.13 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of laws principles.

     11.14 Jurisdiction. Each of the parties to this Agreement submits to the jurisdiction of any state or federal court sitting in North Carolina, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.

     11.15 Remedies. In the event litigation shall be necessary to enforce, interpret or rescind the provisions of this Agreement or any related matter, the prevailing party shall be entitled to recover from the adverse party, in addition to any other relief, the prevailing party's reasonable attorneys' fees for services before trial, at trial, and on any subsequent appeal by the adverse party.

     11.16 Severability. In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added a replacement provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

     11.17 Entire Agreement. This Agreement, together with the Schedules and Exhibits hereto and the documents and instruments delivered pursuant hereto, constitute the entire contract between the parties to this Agreement pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter.

     11.18 Construction. Each party to this Agreement and its counsel have reviewed and revised this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments, schedules or exhibits to this Agreement. The parties to this Agreement intend that each representation, warranty and covenant in this Agreement shall have independent significance. If any party has breached any representation, warranty or covenant in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

     11.19 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.20 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                  PLATINUM PROPANE, L.L.C.

                                  By:  Platinum Propane Holding, LLC
                                       Sole Member/Manager

                                       By:  /s/ David Renegar
                                            --------------------------------
                                            David Renegar
                                            Manager

                                  PLATINUM PROPANE HOLDING, L.L.C.

                                  By:  /s/ David Renegar
                                       -------------------------------------
                                       David Renegar
                                       Manager

                                  PLATINUM ACQUISITION, LLC

                                  By:  Blue Rhino Corporation
                                       Sole Member/Manager

                                       By:  /s/ Mark Castaneda
                                            --------------------------------
                                            Mark Castaneda
                                            Chief Financial Officer


                                  BLUE RHINO CORPORATION

                                  By:  /s/ Mark Castaneda
                                       -------------------------------------
                                       Mark Castaneda
                                       Chief Financial Officer